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							   Exhibit 10(f)

THE DAYTON POWER AND LIGHT COMPANY

MANAGEMENT STOCK INCENTIVE PLAN

 (Amended Effective January 1,  1993)

Section 1.  Purposes.

	The purposes of the Plan are (i) to attract and retain in the employment of the Company executives of experience and ability by providing incentives to those who contribute to the successful operation of the business and affairs of the Company, (ii) to increase the identity of interests of such key employees with those of the Company's shareholders, (iii) to encourage achievement of the Company's long term goals and objectives, and (iv) to prevent frustration of the goals of this Plan in the event of a Change of Control.

Section 2.  Definitions.

	The following terms as used herein shall have the following meanings:

	(a) "Board of Directors" means the Board of Directors of DPL Inc. in place from time to time prior to a Change of Control.

	(b) "Change of Control" means any change in control of DPL, or its principal subsidiary, DP&L, of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of
1934, as amended (the "Exchange Act"); provided that, without limitation, such a Change of Control shall be deemed to have occurred if (i) any "person" (as such term is defined in Sections
13(d) and 14(d)(2) of the Exchange Act; hereafter, a "Person") other than DPL or DP&L or an entity then directly or indirectly controlling, controlled by or under common control with DPL or DP&L is on the date hereof, or becomes or commences a tender offer to become the beneficial owner, directly or indirectly, of securities of DPL or DP&L representing 15% or more of the combined voting power of the then outstanding securities of DPL or DP&L; (ii) DPL or DP&L enters into an agreement to merge or consolidate itself, or an agreement to consummate a "combination" or "majority share acquisition" in which it is the "acquiring corporation") as such terms are defined in Ohio Rev. Code 1701.01 as in effect on December 31, 1990) and in which shareholders of DPL or DP&L, as the case may be, immediately prior to entering into such agreement, will beneficially own, immediately after the effective time of the merger, consolidation, combination or majority share acquisition, securities of DPL or DP&L or any surviving or new corporation, as the case may be, having less than sixty-seven percent (67%) of the "voting power" of DPL or DP&L or any surviving or new corporation, as the case may be, including "voting power" exercisable on a contingent or deferred basis as well as immediately exercisable
"voting power", excluding any merger of DPL into DP&L or of DP&L

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into DPL; (iii) DPL or DP&L enters into an agreement to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets to any Person other than to a wholly-owned subsidiary or, in the case of DP&L, to DPL; but not including a mortgage or pledge of assets granted in connection with a financing; (iv) any transaction referred to in (ii) or (iii) above is consummated; or (v) those persons serving as directors of DPL or DP&L on the date of this agreement (the "Original Directors") and/or their Successors do not constitute a majority of the whole Board of Directors of DPL or DP&L, as the case may be (the term "Successors" shall mean those directors whose election or nomination for election by shareholders has been approved by the vote of at least two-thirds of the Original Directors and previously qualified Successors serving as directors of DPL or DP&L, as the case may be, at the time of such election or nomination for election).

	(c) "CEO" means DP&L's Chief Executive Officer, duly installed, from time to time, prior to a Change of Control.
However, "Committee" will be substituted for "CEO" in discussing the CEO's rights and benefits under the Plan.

	(d) "Committee" means the Management Review and Compensation Committee of the Board of Directors of DPL Inc. or such other committee(s) as may be designated by the Board of Directors of DPL
Inc. from time to time to administer the Plan.

	(e) "Company" means The Dayton Power and Light Company ("DP&L"), DPL Inc. ("DPL") and any entity which, prior to a Change of Control, is controlling, controlled by or under common control with DP&L or DPL Inc.

	(f) "Deferred Payment Date" means the date on which payments of deferred Stock Incentive Units shall be made or commence.

	(g) "Dividend Equivalent" means the expression on the Company's books of a dividend with respect to a Stock Incentive
Unit; each Dividend Equivalent being equal to the cash dividends paid from time to time on one Share.

	(h) "Earned Stock Incentive Units" means Stock Incentive Units which have been awarded and have been earned in accordance with Section 6, together with all Dividend Equivalents with respect to such Earned Stock Incentive Units in accordance with Section 6 (including any Stock Incentive Units credited to the Participant's account as the result of the conversion of such Dividend
Equivalents into Stock Incentive Units).

	(i) "Fair Market Value" means the average of the closing sale price of a Share on the last trading day of each of the four calendar months preceding the date the value of a Share is to be

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determined, as reported on the New York Stock Exchange - Composite
Transactions Tape.

	(j) "Incentive Period" means the period established by the Committee with respect to each Stock Incentive Award, over which period the Stock Incentive Units included in such award are to be earned as provided in Section 6(d) of the Plan. The Incentive
Period shall be specified by the Committee in and with respect to each Stock Incentive Award made. If the Incentive Period is not so specified then it shall be the calendar plan year to which the Stock Incentive Award relates.

	(k)     "Plan" means this Management Stock Incentive Plan.

	(l)     "Share" means a Common Share of DPL Inc.

	(m) "Stock Incentive Award" means an award made under the Plan with respect to a specified Incentive Period.

	(n) "Stock Incentive Unit" means the expression on the Company's books of a unit which is equivalent to one Share.

Section 3.  Administration.

	(a) Committee. The Plan shall be administered by the Committee. No director shall serve as a voting member of the Committee if he is then, or was at any time within one year prior to his appointment, eligible to participate in the Plan or eligible for selection as a person to whom Shares may be allocated or to whom stock options may be granted pursuant to any other plan of the Company or any of its affiliates, other than the DP&L Directors' Deferred Stock Compensation Plan and the Directors' Deferred Compensation Plan, entitling the participants therein to acquire Shares, options or stock appreciation rights of the Company or any of its affiliates.

	(b) Authority and Discretion. Prior to a Change of Control, the Committee shall have the power to interpret the Plan and, subject to the provisions herein set forth, to prescribe, amend and rescind rules and regulations and make all other determinations necessary or desirable for the administration of the Plan. The decision of the Committee on any questions concerning or involved in the interpretation or administration of the Plan shall be final and conclusive, and nothing in the Plan shall be deemed to give any officer or employee, his legal representatives or assigns, any right to participate in the Plan except to such extent, if any, as the Committee may have determined or approved pursuant to the provisions of the Plan.


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Section 4.  Eligibility.

	Employees eligible to participate in the Plan shall be those full-time salaried employees of the Company or any entity comprising the Company who, in the opinion of the Committee, serve in key executive, administrative, professional or technical capacities with the Company or any entity comprising the Company and have made a significant contribution to the successful operation of the Company or any entity comprising the Company.

Section 5.  Participants.

	From the employees eligible to participate in the Plan, the Committee may annually choose those who shall actually participate for that year in the Plan (the "Participants"), and shall determine the number of Stock Incentive Units to comprise each Participant's Stock Incentive Award. In choosing the Participants and in determining the number of Stock Incentive Units comprising a Stock Incentive Award, the Committee shall consider, after consulting with the CEO concerning his recommendations on these matters, the positions and responsibilities of the eligible employees, their accomplishments during recent periods, the corporate and individual objectives jointly established with the CEO, the value of such accomplishments to the Company, and such other factors as the Committee deems pertinent. The Company may determine in any year during the term of the Plan not to make any Stock Incentive Awards with respect to such year.

Section 6.  Operation of the Plan.

	(a) Stock Incentive Awards. Stock Incentive Awards shall be made by the Committee at such time or times as it may determine; however, Stock Incentive Awards shall generally be made in the year preceding commencement of the next plan year. At the time the Committee makes a Stock Incentive Award, it shall determine the aggregate number of Stock Incentive Units which may be earned by each Participant over the Incentive Period. Except as expressly provided in a Stock Incentive Award, the terms and conditions of the Plan shall be deemed to be incorporated in and shall control all Stock Incentive Awards. However, to the extent inconsistent with this Plan, the terms of a Stock Incentive Award (other than a Stock Incentive Award applicable to Previously Earned Units) shall control this Plan.

	(b) Previously Awarded Stock Incentive Units. Previously awarded Stock Incentive Units shall be deemed to have been earned or, in the future, will be earned to the extent to which they would have been earned if Section 6(d) had been in effect at the time they previously were awarded and based on the Incentive Period applicable to the related Stock Incentive Award previously awarded.

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	(c)     Crediting of Stock Incentive Units and Dividend
Equivalents. Earned Stock Incentive Units for each year following the effective date of the Plan accrue and shall be credited to a Participant's separate account under the Plan on the first day of the month following the date on which they are earned. On each dividend payment date a Dividend Equivalent shall be credited to such account for each Earned Stock Incentive Unit (or, if and to the extent that the related Stock Incentive Award otherwise provides, for Stock Incentive Units awarded, whether or not such units are Earned Stock Incentive Units) credited to the Participant's account. On any dividend payment date when the value of accumulated Dividend Equivalents on Stock Incentive Units as provided above in a Participant's account equals the Fair Market Value of a full Share on such date, such Dividend Equivalents shall, subject to the terms of the Stock Incentive Award, the terms of which shall control this Plan to the extent inconsistent herewith, be credited to the Participant's account as an Earned Stock Incentive Unit. Such separate accounts are established only as a mechanism for measuring the potential amount of cash which may be distributed under the Plan. The Company shall retain beneficial ownership of all Stock Incentive Units and Dividend Equivalents credited to the accounts and such amounts will be subject to the claims of DP&L's creditors. No Participant or beneficiary has or will have any property interest in deferred amounts or in any specific assets of the Company.

	(d) Earning of Stock Incentive Units. Awarded Stock Incentive Units shall be earned as specified in the related Stock Incentive Award. Subject to such Stock Incentive Award, the terms of which shall control this Plan to the extent inconsistent herewith, the maximum number of Stock Incentive Units which may be earned in any one year shall be equal to the product obtained by multiplying the total number of Stock Incentive Units included in a Stock Incentive Award by a fraction, the numerator of which is one and the denominator of which is the number of calendar years in the Incentive Period. For example, in the case of a Stock Incentive Award for which a one-year Incentive Period applies, all of the Stock Incentive Units may be earned in the calendar year to which the Stock Incentive Award relates, and in the case of a Stock Incentive Award for which a three year Incentive Period has been fixed by the Committee, up to one-third of the Stock Incentive Units included in the Stock Incentive Award may be earned each year. Unless the related Stock Incentive Award otherwise provides, by its terms or by implication, prior to or as soon as practicable after the end of each calendar year the Committee will review with each Participant his or her achievement of the related performance goals and will specify the number of Stock Incentive Units which have been earned for that year by the Participant.

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Section 7.  Payments Under The Plan.

	(a) Right to Payment of Earned Stock Incentive Units. A Participant shall be entitled to receive payment for an awarded Stock Incentive Unit in a given year of the Incentive Period only if such Stock Incentive Unit shall have been earned under the provisions of Section 6(d). Except as provided under Section 10 and Section 7(d) hereof, a Stock Incentive Unit, though earned, only becomes vested (and, thus, ultimately payable) if the Participant is employed by the Company on the last day of the year of the Incentive Period in which the Participant could earn a portion of the particular Stock Incentive Units awarded. All Stock Incentive Units which do not become so vested shall be forfeited. The Committee may, however, accelerate the earning and vesting of any Stock Incentive Units awarded whether or not earned or vested, if it determines in its sole opinion that such action is warranted.

	(b) Time of Payment of Earned Stock Incentive Units. Payment for Earned Stock Incentive Units which have been vested under
Section 7(a) and Section 7(d) shall, unless otherwise expressly provided in the related Stock Incentive Award, be made in accordance with the provisions of Section 8 hereof.

	(c) Withholdings. There shall be deducted from all payments any taxes required by an Federal, state, or local government to be withheld and paid over to the government for the account of the Participant.

	(d) Special Provision for Vesting of Certain Earned Stock Incentive Units. All Earned Stock Incentive Units earned by Participants under Section 6(d) during the period from the inception of the Plan in 1984 through 1991 ("Previously Earned Units") will vest in four equal annual installments commencing in 1991 and not later than December 31 of each year thereafter. The Participant must be employed by the Company on the date of an installment in order to become vested in and be entitled to payment with respect to the Previously Earned Units vesting on that date. Notwithstanding the above sentence, in the event of (i) the death of a Participant, (ii) the Disability, as defined in paragraph 5.A. (or successor provision) of the Participant's severance letter agreement with the Company (or, if the Participant is not then a party to a severance letter agreement, under circumstances in which payments under paragraph 5.A. [or any successor provision] of the most restrictive severance letter agreement between the Company and any employee [in terms of triggering the Company's obligation to pay benefits to the employee] would become due and payable to the Participant if he were a party thereto), of a Participant or (iii) a Change of Control, except for a Change of Control consisting only of the commencement of a tender offer, then all Previously Earned Units which have not yet vested shall immediately become fully vested and shall be paid in accordance with the provisions of
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Section 8 of the Plan(or Section 10 of the Plan in the case of a
Change of Control).



Section 8.  Deferral Provisions.

	(a) Filing of Election Form. Under the Plan, a Participant must elect to defer payment of any amounts earned under the Plan by providing the Company with a written Election Form, a copy of which is attached hereto as Exhibit A (the "Deferral Election Form"), prior to the commencement of the Incentive Period which the Committee uses as a basis for determining what portion of the particular annual installment of his Stock Incentive Award may be earned. For example, if a Participant were to elect to defer payment of Stock Incentive Units which would be deemed to be earned on December 31, 1990, the Election Form must be received by the Company prior to January 1, 1990.

	(b) Payment of Amounts Deferred Under the Plan. Payment of a Participant's deferred Stock Incentive Units or of a Participant's "Cash Account" (as defined in Section 8(d) below) shall be made, or commence, on the Deferred Payment Date specified by the Participant in his Deferral Election Form, provided such date is after his termination of employment. Prior to his termination of employment, a Participant shall specify on his Deferral Election Form whether the Stock Incentive Units which are Earned Stock Incentive Units at the termination of his employment shall be credited to a deferred account as Stock Incentive Units or as part of his Cash Account.

	(c) Earned Stock Incentive Units Credited as Stock Incentive Units. The following provisions shall apply to a Participant who has elected to have his Earned Stock Incentive Units at termination of employment credited to a deferred account as Stock Incentive
Units:

	(i) Lump Sum Payment. In the event lump sum payment has been elected, payment shall be made as soon as possible (but in no event more than 60 days) after the Deferred Payment Date specified by the Participant. Deferred payments shall be made in cash. For purposes of determining the amount of cash payments, the Fair Market Value of a Share on the Deferred Payment Date shall be used.

	(ii) Installment Payments. If a Participant has elected to be paid his deferred Earned Stock Incentive Units in up to ten equal annual installments commencing on the Deferred
Payment Date specified by him, the first installment shall be paid in cash, as soon as practicable (but in no event more than 10 days) after the Deferred Payment Date specified by him. The second installment shall be paid on the twentieth

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day of January of the year following the year in which the
first installment payment was made. Additional installments, if any, shall be paid on each January 20th thereafter until the Participant's account has been settled in full. For purposes of determining the amount of any cash payments, the Fair Market Value of a Share on the Deferred Payment Date shall be used for the first installment and for each subsequent installment, the Fair Market Value of a Share on the January 15th immediately preceding the January 20th installment payment date shall be used.

	(d) Earned Stock Incentive Units Credited as Cash. Under the Plan, except as otherwise provided in this Section 8(d), a
Participant may elect to have all or any portion of his Earned
Stock Incentive Units converted to cash at any time and from time to time prior to termination of employment, and on the date of termination of his employment as provided in Section 8(b) hereof (collectively and individually the "Conversion Date(s)") and held in his deferred account as cash (the "Cash Account").  Once Earned
Stock Incentive Units have been credited to a Participant's Cash Account, no portion of such Cash Account may thereafter be reconverted into or credited as Stock Incentive Units. The amount credited to a Participant's Cash Account on a Conversion Date shall be equal to the value of the Participant's Earned Stock Incentive
Units so converted on the Conversion Date based on an amount equal to the closing sales price on the New York Stock Exchange Composite Transaction Tape, on the Conversion Date, of Common Shares of DPL
Inc.  The Company shall pay interest on funds credited to a
Participant's Cash Account at a rate equal to the average yield of the annualized AA utility bond average as published in Moody's Bond Survey for the preceding quarter, and shall credit such interest quarterly. If a Participant has elected to have his Cash Account paid, upon termination of employment, in a lump sum payment or in equal annual installments, the date on which a lump sum payment shall be paid or the date on which installment payments shall be paid shall be the same as provided in Section 8(c)(i) and (ii) for payment of Earned Stock Incentive Units deferred as Stock Incentive Units. The foregoing to the contrary notwithstanding, if, prior to termination of employment, a Participant elects to convert Earned
Stock Incentive Units to cash and, following such conversion, if the Fair Market Value of such Participant's Earned Stock Incentive
Units on such Conversion Date would be less than such Participant's "Threshold Amount" (as defined below), then the number of Earned
Stock Incentive Units converted to cash shall be reduced so that the Fair Market Value of such Participant's Earned Stock Incentive
Units on such Conversion Date shall equal the Participant's
Threshold Amount.  The Participants' Threshold Amounts are as
follows:
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Executive                                Threshold Amount

Chief Executive Officer of
DPL Inc.                               Four Times Annual Base Salary

Chief Executive Officer of DP&L;
DP&L Executives in Charge of
Service and Power Plant Functions       Three Times Annual Base Salary

All Other Executives                    Two Times Annual Base Salary

"Annual Base Salary" shall be computed before deduction for any deferred compensation or other employee deferrals.

	(e) Early Payment. Subject to Section 10, a Participant may in no event receive a distribution of all or a portion of amounts of cash or Earned Stock Incentive Units credited to his accounts prior to the time that the Participant elected to receive such amounts pursuant to Section 8(a). Notwithstanding the foregoing, the Committee may, upon receiving a written request from the Participant and determining that a distribution is in the best interest of the Company and the Participant taking into account the financial condition of each, distribute all or a portion of the deferred compensation credited to the Participant's account.

	(f) Lack of Stock Exchange Listing. In the event that the Shares cease to be listed on the New York Stock Exchange, then all Earned Stock Incentive Units shall be converted into cash, on the date that the Shares cease to be so listed, in an amount equal to the Fair Market Value of the Participants' Earned Stock Incentive Units on such date (the "Conversion Price"). In the event the Shares cease to be so listed as a result of a Change of Control, the Conversion Price shall be the higher of (i) the Fair Market
Value, or (ii) the closing sales price on the New York Stock Exchange--Composite Transaction Tape, on the date the Shares cease to be so listed. The account of each Participant shall be credited with an amount of cash equal to the Conversion Price of the Earned Stock Incentive Units credited to his account, and the Company shall pay interest on such account balance at an annual rate equal to the average yield of the annualized AA utility bond average as published in Moody's Bond Survey for the preceding quarter, and shall credit such interest quarterly. If the amount payable to a Participant under this Section 8(f) is higher than the amount payable to such Participant under Section 10(b) hereof, then the amount payable under this Section 8(f) shall be made.


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Section 9.  Master Trust.

	A. Initial Transfers, Participant's Account. The Company has secured the performance of its obligations to Participants under this Plan by establishing and funding a master trust (hereinafter the "Master Trust") in such amounts of cash and/or Shares as the Company has determined to be equal to the value of a participant's Earned Stock Incentive Units, or other currently vested or earned benefits under the Plan ("Initial Transfer"). The Master Trust is governed by the terms of an Amended Master Trust dated January 1, 1991, pursuant to which each Participant has been assigned separate accounts as a mechanism for measuring the potential benefits which may be distributed in the future.

	B. Successive Transfers. On each successive quarterly anniversary date of the date of the Initial Transfer, the Company shall transfer such amounts of cash and/or Shares as it shall determine to be equal to the value of benefits of Participants under the Plan which benefits have vested or have been earned (i.e., all Earned Stock Incentive Units) during the immediately preceding three (3) month period.

	C. Title to Funds. DP&L shall retain beneficial ownership of all assets transferred to the Master Trust and such assets will be subject to the claims of DP&L's creditors. No Participant or beneficiary has or will have any property interest in the assets held in the Master Trust or in any other specific asset of the Company.

Section 10.  Change of Control.

	(a) Automatic Transfer of Authority. Any and all authority and discretion which is exercisable by the Committee, or the CEO, as heretofore or hereafter described in the Plan, shall automatically be transferred to the Trustees of the Master Trust in the event of a Change of Control.

	(b) Acceleration Upon Change of Control. Upon the subsequent termination of the Participant's employment for any reason at any time after a Change of Control, except for a Change of Control consisting only of the commencement of a tender offer, any and all awarded Stock Incentive Units (other than to the extent related to a completed Incentive Period for which the determination of the number of Earned Stock Incentive Units has already been made; and not to exceed the number of Stock Incentive Units comprising the target award under the applicable Stock Incentive Award regardless of the potential to earn more than such target award if and as provided in such Stock Incentive Award) shall be deemed to be Earned Stock Incentive Units and, notwithstanding any other provision of this Plan, any Stock Incentive Award or any installment election by the Participant to the contrary, all Earned
Stock Incentive Units (including, without limitation, Previously

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Earned Units), and a Participant's entire Cash Account, including all accrued interest therein, shall be immediately payable to the Participant in a lump sum in cash in an amount equal to the higher of (i) an amount based on the higher of the closing sales price on the New York Stock Exchange--Composite Transaction Tape on the date of termination or the date on which a Change of Control occurs, whichever is greater, of Common Shares of DPL Inc. , or (ii) the amount payable to a Participant under Section 8(f).

	(c)     (Intentionally left blank.)

	(d) Funding of Master Trust. Upon a Change of Control, the Company shall immediately transfer to the Master Trust an amount of cash which, when combined with the other assets of the Master Trust contributed or accruing thereto under or by reason of Section 9 hereof, are equal to the value of benefits of Participants under the Plan (i.e., the value of all Earned Stock Incentive Units) accrued through the date of occurrence of the Change of Control event, determined after application of Section 10(b), and by assuming that all Stock Incentive Units previously awarded have become Earned Stock Incentive Units.

Section 11.  Notices.

	Any notice, election or any request required or permitted hereunder, which is to be mailed or requested from the Secretary or the CEO of the Company, shall be delivered or mailed, postage prepaid, as follows:

	(a)Prior to a Change of Control, to the Corporate Secretary of the Company at:

		The Dayton Power and Light Company
MacGregor Park
		1065 Woodman Drive, P.O. Box 1247
		Dayton, Ohio 45432
		Attention:  Corporate Secretary

	(b)  After a Change of Control, to the Trustees at:

		Trust Department
		Bank One, Dayton, NA
		Kettering Tower
		Dayton, Ohio  45401

	The Company or Trustees may from time to time change their addresses for receipt of notices by giving notice of such change to the Participants, but no such change shall be deemed to be effective until notice thereof is actually received by the Participant to whom it is directed.

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Section 12.  Conditions Upon Awards and Payments.

	No provision of the Plan or any Stock Incentive Award shall be binding upon the Company or enforceable against the Company to the extent that it would cause the Company not to comply with all relevant provisions of state and federal law.

Section 13.  No Right to Employment.

	Nothing in the Plan shall confer upon any Participant or other eligible employee the right to continue in the employment of the Company or affect any right the Company may have to terminate the employment of any Participant or other eligible employee.

Section 14.  No Rights as Shareholders.

	Participants who receive Stock Incentive Awards under the Plan shall have no rights as shareholders of the Company as a result thereof.

Section 15.  Non-Uniform Determinations.

	The Committee's determination under the Plan (including, without limitation, its selection of Participants to receive Stock Incentive Awards, the length of Incentive Periods, and the amount of timing of awards) need not be uniform, and may be made by it selectively among persons who receive, or are eligible to receive Stock Incentive Awards under the Plan, whether or not such persons are similarly situated.

Section 16.  Non-Transferability.

	Neither a Participant, nor his beneficiary, nor any other individual shall have any right by way of anticipation or otherwise to alienate, sell, transfer, assign, pledge, charge or otherwise dispose of any benefits which may become payable under this Plan, prior to the time that payment of any such benefit is made, and any attempted anticipation, alienation, sale, transfer, assignment, pledge, charge, or other disposition shall be null and void. Furthermore, to the extent permitted by law, none of the benefits payable under this Plan shall be subject to the claim or legal process of the creditors or the Participant, or his beneficiary.

Section 17.  Adjustments Upon Changes in Capitalization.

	In the event of a change in outstanding Shares by reason of a Share dividend, recapitalization, merger, consolidation, splitup, combination or exchange of share, or the like, the number of Stock Incentive Units allocated to a Participant's account shall be adjusted by the Committee (whose determination in each case shall be conclusive) to give effect as may be appropriate to any increase

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or decrease in the number of issued and outstanding Shares as a result thereof.

Section 18.  Interpretation and Amendment.

	This Plan will be administered by the Committee. The decision of the Committee with respect to the administration or interpretation of the Plan will be final and binding. The
Committee reserves the right, prior to a Change in Control, to modify or terminate the Plan; provided, however (i) no modification shall affect an election to defer payments already in effect for the current calendar year or any preceding calendar year, and (ii) following a Change of Control the Committee's discretion will be exercised by the Trustees of the Master Trust; provided further that the Trustees shall have no authority to terminate the Plan.

Section 19.  Gender and Number.

	Except when indicated by the context, any masculine terminology used herein shall also include the feminine, and the use of any term herein in the singular may also include the plural.

Section 20.  Choice of Law.

	This Plan shall be construed, rendered and governed by the laws of the State of Ohio.

EXHIBIT A

THE DAYTON POWER AND LIGHT COMPANY

MANAGEMENT STOCK INCENTIVE PLAN

DEFERRAL ELECTION FORM


Instructions:

	This Election Form relates to Stock Incentive Units deferred pursuant to the Management Stock Incentive Plan (the "Plan").
Under the Plan, deferred Stock Incentive Units are credited to a Participant's Account in a Master Trust created by DP&L.

	1.Crediting of Stock Incentive Units (Check one).

		_____I request that my  Earned Stock Incentive
		     Units on termination of employment be credited as Stock Incentive Units.

		_____I request that my  Earned Stock Incentive
		     Units on termination of employment be credited to my Cash Account.

	2.Payments.  Payments shall be made from the Plan as
		     follows (check one):

		     a. ___lump sum payment.


		     b. ___annually over a period of up to ten years.
			   (Specify number of years _______)


	Upon my death (check one):

			___payments to my beneficiary shall continue or
			   commence in the same method to be paid to me as elected above.

			___payments are to be made to my beneficiary in a
			   lump sum.

DESIGNATION OF BENEFICIARY

	In the event of my death all payments required to be made under the Plan shall be made to the following person:

Name of designated
beneficiary:                    ___________________________________

Address of designated
beneficiary:                    ___________________________________

				___________________________________

				___________________________________

	If the above-designated beneficiary does not survive me, payments will be made to the following successor beneficiary (or to my estate on failure to designate otherwise):

Name of designated
beneficiary:                    ___________________________________

Address of designated
beneficiary:                    ___________________________________

				___________________________________

				___________________________________




				___________________________________
					      Signature

				___________________________________
						Date


	This Election Form was received by the Secretary of the Company on ______________________.


				___________________________________
					     Secretary